Exhibit 99.1

Porter Bancorp, Inc. Completes Senior Debt Transaction

Makes $9.0 Million Capital Contribution to PBI Bank

LOUISVILLE, Ky.--(BUSINESS WIRE)--July 5, 2017--Porter Bancorp, Inc. (the “Company”) (NASDAQ: PBIB), parent company of PBI Bank, announced today that it has entered into a secured loan agreement with First Merchants Bank of Muncie, Indiana, using the proceeds to strengthen the capital position of PBI Bank, the Company’s wholly owned banking subsidiary.

Under the terms of the loan agreement, the Company borrowed $10.0 million on June 30, 2017. Interest payments are payable quarterly at the rate of three-month LIBOR plus 250 basis points through June 30, 2020, at which time quarterly principal payments of $250,000 plus interest will commence. The loan is due on June 30, 2022 and is secured by 100% of the issued and outstanding common stock of PBI Bank. The loan agreement also includes covenants relating to cash-on-hand at the Company, maintenance of certain risk-based capital ratios by the Bank and the Company, and non-performing assets.

The Company contributed $9.0 million of the borrowing proceeds to the Bank as Common Equity Tier-1 Capital. The remaining $1.0 million in proceeds were retained by the lender in an escrow to service quarterly interest payments.

About Porter Bancorp, Inc.

Porter Bancorp, Inc. (NASDAQ: PBIB) is a Louisville, Kentucky-based bank holding company which operates banking centers in 12 counties through its wholly-owned subsidiary PBI Bank. Our markets include metropolitan Louisville in Jefferson County and the surrounding counties of Henry and Bullitt, and extend south along the Interstate 65 corridor. We serve southern and south central Kentucky from banking centers in Butler, Green, Hart, Edmonson, Barren, Warren, Ohio and Daviess counties. We also have a banking center in Lexington, Kentucky, the second largest city in the state. PBI Bank is a traditional community bank with a wide range of personal and business banking products and services.

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those indicated by forward-looking statements due to various risks and uncertainties, including our ability to reduce our level of higher risk loans such as commercial real estate and real estate development loans, reduce our level of non-performing loans and other real estate owned, and increase net interest income in a low interest rate environment, as well as our need to increase capital. These and other risks and uncertainties are described in greater detail under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

CONTACT:
Porter Bancorp, Inc.
John T. Taylor, 502-499-4800
Chief Executive Officer